Exhibit 99.2

For immediate release: April 13, 2011	Contacts: Frank J. Murdolo, Vice President - Investor Relations Forest Laboratories, Inc. (212) 224-6714 Frank.Murdolo@frx.com

FOREST LABORATORIES COMPLETES ACQUISITION OF CLINICAL DATA, INC.

NEW YORK, NY, April 13, 2011 — Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today announced that it has successfully completed its acquisition of Clinical Data, Inc. (NASDAQ: CLDA) (“Clinical Data”) by means of what is known as a short-form merger under Delaware law.

On April 12, 2011, Forest announced the successful completion of the tender offer by its indirect wholly-owned subsidiary Magnolia Acquisition Corp. (“Magnolia”) for all outstanding shares of common stock of, and certain outstanding notes and warrants convertible into the common stock of, Clinical Data. On April 13, 2011, Forest effected the short-form merger of Magnolia with and into Clinical Data, with Clinical Data continuing as the surviving corporation and a wholly-owned subsidiary of Dogwood Holding Corp., an indirect subsidiary of Forest, in accordance with the Agreement and Plan of Merger, dated as of February 22, 2011, by and among Forest, FL Holding CV, an indirect wholly-owned subsidiary of Forest, Magnolia and Clinical Data (the “Merger Agreement”). As a result of the purchase of the shares, warrants and convertible notes in the tender offer, and the conversion of the convertible notes into shares of Clinical Data common stock, Forest and Magnolia had sufficient voting power to approve the merger without the affirmative vote of any other stockholder of Clinical Data. Due to the completion of the merger, April 13, 2011 was the last day shares of Clinical Data common stock traded on Nasdaq.

In the merger, all outstanding shares of Clinical Data common stock (other than shares held by Magnolia or Clinical Data, or shares held by Clinical Data stockholders who have and validly exercise appraisal rights under Delaware law) were canceled and converted into the right to receive the same $30.00 per share in cash plus contingent consideration of up to $6.00 per share that was offered in the tender offer. Payment of any contingent consideration will be governed by the terms of a Contingent Value Rights Agreement, dated as of April 12, 2011, by and among Forest, FL Holding CV and Magnolia for the benefit of tendering securityholders based upon achievement of certain milestones related to Viibryd™. Additionally, in the merger, all outstanding warrants issued by Clinical Data and exercisable for the common stock of Clinical Data were converted into the right to receive amounts set forth in the Merger Agreement. Information regarding the merger is being mailed to Clinical Data stockholders who did not tender their shares in the tender offer and instructions will be mailed to those stockholders outlining the steps to be taken to obtain the merger consideration.

About Forest Laboratories

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

A Caution Concerning Forward Looking Statements

Certain statements in this press release may be forward-looking statements. Forest cautions that these forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ from those set forth in the forward looking statements, including the timing and the benefits of the business combination transaction involving Forest and Clinical Data; the risk that the businesses will not be integrated successfully; uncertainties regarding the timing of launch of Viibryd and future sales of Viibryd; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the difficulty of predicting FDA approvals; the acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the timely development and launch of new products; and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any

subsequent filings with the United States Securities and Exchange Commission (the “SEC”) and Clinical Data’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent filings with the SEC.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. On March 8, 2011, Forest and Magnolia filed a tender offer statement on Schedule TO with the SEC, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Clinical Data securityholders. Clinical Data has filed with the SEC and mailed to Clinical Data securityholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The materials, in each case as amended, contain important information that should be read carefully. These materials (and all other materials filed by Clinical Data with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letters of transmittal and certain other offering documents may be obtained by directing a request to Forest at www.frx.com.

The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, NY 10272-2042. The Dealer Manager for the tender offer is Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036. The Information Agent for the tender offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. The tender offer materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc. or by calling toll-free at (800) 322-2885 or collect at (212) 929-5500. Additionally, any questions related to the tender offer may be directed to MacKenzie Partners, Inc. at the mailing address or telephone numbers provided above.

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